Exhibit 99.1

For Immediate Release
January 9, 2013

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FINANCIAL RESULTS
AT AND FOR THE YEAR ENDED DECEMBER 31, 2012

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income of $3,567,000, or $1.89 per share, basic and diluted, for the twelve months ended December 31, 2012, compared to net income of $3,286,000, or $1.74 per share, basic and diluted, for the twelve months ended December 31, 2011.  Net income increased $281,000 due to an increase of $886,000 in noninterest income and a decrease of $135,000 in the provision for loan losses, partially offset by a decrease of $500,000 in net interest income and increases of $162,000 in noninterest expense and $78,000 in income taxes.  Per share information for the three and twelve months ended December 31, 2012, is based upon 1,874,914 and 1,883,375 average shares outstanding, respectively, compared to the three and twelve months ended December 31, 2011, based upon 1,891,760 and 1,890,449 average shares outstanding, respectively.

The Company reported unaudited net income for the three months ended December 31, 2012, of $775,000, or $0.41 per share of common stock, basic and diluted, compared to net income of $774,000, or $0.41 per share of common stock, basic and diluted, for the three months ended December 31, 2011.  Net income increased $1,000 due to an increase of $197,000 in noninterest income and decreases of $30,000 in the provision for loan losses and $28,000 in income taxes, partially offset by a decrease of $108,000 in net interest income and an increase of $146,000 in noninterest expense.

The $500,000 decrease in net interest income during 2012 reflected a decrease of $1.1 million in interest income, partially offset by a decrease of $576,000 in interest expense as compared to 2011.  The provision for loan losses decreased $135,000 during 2012.  Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.3 million, or 1.9% of total loans, at December 31, 2012 to be adequate.  The lower provision reflects stability in the asset quality of our loan portfolio.  On this date, nonperforming loans totaled $2.2 million, or 1.3% of total loans.

Noninterest income increased $886,000 during 2012 primarily due to increases of $877,000 in gains on the sales of securities, $274,000 in net income from mortgage banking operations, and $53,000 in income from fiduciary activities, partially offset by a decrease of $360,000 in commission income.  The increase of $162,000 in noninterest expense was primarily due to increases of $222,000 in compensation and benefits expense and $64,000 in professional fees, partially offset by decreases of $71,000 in FDIC deposit insurance assessments and $59,000 in the impairment of mortgage servicing rights.  The increase of $78,000 in income taxes reflects the higher level of taxable income during 2012.

Total assets at December 31, 2012 increased to $321.4 million from $307.3 million at December 31, 2011.  Total deposits at December 31, 2012 were $258.5 million, compared to $254.2 million at December 31, 2011.  Total stockholders’ equity increased to $44.1 million at December 31, 2012 from $41.2 million at December 31, 2011.  At December 31, 2012, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 10.9%, 16.5%, and 17.7%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended December 31, 2012, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.